Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reviews 2008 Business Priorities and
 Reports 2007 Financial Results

—  Focused on first-to-market opportunity with HCV protease inhibitor telaprevir  —

—  Additional drug candidates directed at HCV, cystic fibrosis and immune-mediated diseases—

Cambridge, MA, February 11, 2008 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reviewed its 2008 business priorities and reported consolidated financial results for the year ended December 31, 2007.

“In 2008 we are advancing our lead HCV protease inhibitor telaprevir through a global registration program in treatment-naïve hepatitis C patients, and we are also positioned to gain our first SVR data in treatment-failure patients that could guide our path forward for this important HCV sub-population,” commented Joshua Boger, Ph.D., President and Chief Executive Officer of Vertex Pharmaceuticals. “Telaprevir represents a significant first-to-market opportunity, and in 2008 we are making initial steps to build the platform that can support future commercialization of this potential new treatment option for patients with genotype 1 HCV.”

“To strengthen our leadership in the future HCV treatment landscape, we are also bringing forward next-generation hepatitis C protease inhibitors into the clinic,” added Dr. Boger.  “In addition, we continue to advance our pipeline with novel drug candidates targeted at important unmet medical needs, including compounds directed at cystic fibrosis and immune-mediated diseases, while maintaining research productivity.”

Full Year Results

For the year ended December 31, 2007, the Company’s GAAP net loss was $391.3 million, or  $3.03 per share.  The GAAP net loss for the year ended December 31, 2006 was $206.9 million, or $1.83 per share.  The increase in the Company’s 2007 GAAP loss was principally driven by an increase in development investment to support the progression of telaprevir towards a Phase 3 pivotal registration program and commercialization.

The non-GAAP loss, before stock-based compensation and restructuring charges, for the year ended December 31, 2007 was $324.8 million, or $2.52 per share, compared to the non-GAAP loss, before stock-based compensation and restructuring and certain other non-recurring charges and gains, of $171.2 million, or $1.51 per share, for the year ended December 31, 2006.

Total revenues for the year ended December 31, 2007 were $199.0 million, compared to $216.4 million for 2006.  The decrease is primarily due to a reduction in revenues recognized from research-based collaborations, as the Company has moved towards development-based collaborations and has less reliance on collaborative funding of its research operations.

Research and development (R&D) expenses for the year ended December 31, 2007 were $513.1 million, including $75.4 million of commercial supply investment in telaprevir, compared to $371.7 million, including $27.3 million in commercial supply investment, in R&D expenses for 2006.  The increase primarily relates to development investment to support the global Phase 2b clinical development program for telaprevir and the advancement towards a Phase 3 pivotal registration program in treatment-naive patients and a Phase 2b development program in treatment-failure patients.

Sales, general and administrative (SG&A) expenses for the year ended December 31, 2007 were $84.7 million, compared to $57.9 million for 2006.  This increase reflects building of infrastructure, including an increase in the number of employees and our initial commercial investments, to support advancement of the business.

Other income, net, for the year ended December 31, 2007 was $28.5 million, compared to $15.1 million for 2006.  This increase principally resulted from higher levels of invested funds and higher portfolio yields, and the Company’s reduction of outstanding debt in 2006 and in the first quarter of 2007.

At December 31, 2007, Vertex had approximately $467.8 million in cash, cash equivalents and marketable securities.

Telaprevir Development Program

Update on Pivotal Phase 3 study

•                  In January, Vertex announced that it would begin Phase 3 development of the investigational hepatitis C protease (HCV) inhibitor telaprevir.  The planned Phase 3 study will be a global 3-arm pivotal trial that is solely focused on 24-week telaprevir-based regimens that utilize rapid viral response (RVR) criteria.

•                  The study will evaluate two 24-week telaprevir-based regimens compared to a 48-week control arm in approximately 1,050 treatment-naïve genotype 1 HCV patients.  The primary objective of the Phase 3 study will be to assess the proportion of patients in each study arm who achieved SVR, defined as undetectable (<10 IU/mL, as measured by the Roche TaqMan® assay) HCV RNA 24 weeks after completion of dosing.

•                  Vertex expects to begin enrollment in this Phase 3 trial in March.  The Company expects to complete enrollment of this trial during the fourth quarter of 2008.

•                  Vertex expects to have SVR data from this study in the first half of 2010.

Well-Controlled Clinical Trials

Vertex and Tibotec are conducting other well-controlled clinical studies that have the potential, subject to results, to fulfill broader FDA registration requirements of at least one adequate and well-controlled study in addition to the pivotal Phase 3 trial described above.  These trials, when combined with the Phase 3 trial described above and multiple Phase 2 trials, are also expected to fulfill registration requirements of a safety database of 1,100 to 1,500 patients who are treated with the highest potential dose and duration currently planned for the NDA filing.  These other well controlled studies include:

•                  A clinical trial in approximately 400 treatment-naïve patients with genotype 1 HCV that is designed to add supportive data with a 48-week telaprevir-based regimen, in which telaprevir is dosed for 12 weeks, compared to a 48-week control arm.  The main objectives of this trial are to provide data for the overall registration package and contribute to the safety database requirements.  An additional objective of this clinical trial will be to generate SVR and relapse rate data to confirm that there is no benefit/risk advantage, for patients who achieve RVR, of extending treatment with peg-IFN and RBV from 24 to 48 weeks.  Vertex also expects to have SVR data from this study in the first half of 2010.

•                  PROVE 3, an ongoing Phase 2b clinical trial of telaprevir-based combination therapy in patients with genotype 1 HCV who have not achieved SVR with a previous pegylated interferon-based treatment.  All patients in the 24-week arms in this clinical trial have completed the dosing period and are currently in post-treatment follow-up; dosing in the control arm and the 48-week telaprevir-based arm will be complete in June. Vertex and Tibotec plan to discuss the first interim results from the trial and the next steps in the telaprevir development program for treatment-failure HCV patients with regulatory authorities during the second quarter of 2008.

Subject to results, Vertex expects either one or both of the supportive studies above to help fulfill FDA registration requirements in treatment-naïve genotype 1 HCV patients.

Additional Telaprevir Clinical Trials

Vertex and Tibotec are conducting additional clinical studies to evaluate the potential role of telaprevir treatment for important HCV sub-populations as well as different dosing regimens for telaprevir.

•                  Tibotec is conducting a Phase 2 clinical study in Europe to evaluate 8-hourly and 12-hourly dosing of telaprevir in combination with pegylated interferon and ribavirin.  Interim 12-week on-treatment data are expected to be available in the second half of 2008.

•                  Tibotec is also conducting a Phase 2 viral kinetics study in Europe to evaluate telaprevir in patients infected with genotype 2/3 HCV.  Interim on-treatment data are expected to be available in late 2008.

•                  In addition, Tibotec is conducting a Phase 2 viral kinetics study in Europe to evaluate telaprevir in patients infected with genotype 4 HCV.

•                  Next-generation HCV protease inhibitor in Phase 1 clinical development

•                  Vertex is conducting a Phase 1a clinical trial of VX-500, a second-generation HCV protease inhibitor drug candidate. In addition, the Company plans to advance into clinical development VX-813, an additional second generation HCV protease inhibitor, in the second half of 2008.

Updates on the status of telaprevir clinical trials are available at www.clinical trials.gov.

Pipeline of Novel Drug Candidates

•                  Broad program targeting cystic fibrosis (CF) advancing

•                  Vertex is conducting a randomized, double-blind, placebo-controlled Phase 2a trial of VX-770, an investigational potentiator compound for the treatment of CF.  In the trial, VX-770 is being dosed as an oral therapy in patients with CF.  Pending results from the Phase 2a trial, Vertex plans to advance VX-770 into a larger Phase 2b trial.

•                  Vertex is also conducting a Phase 1a trial for VX-809, an investigational corrector compound for the treatment of CF.  The trial will evaluate single and multiple doses of VX-809 in healthy volunteers.   Pending results from the Phase 1a trial, Vertex plans to initiate a Phase 1b trial in patients with CF in mid-2008.

•                  Novel drug candidate targeting JAK3

•                  Vertex expects to begin clinical development of a novel janus kinase 3 (JAK3) inhibitor, VX-509, with broad potential in the treatment of multiple immune-mediated inflammatory diseases, in mid-2008.

•                  Merck conducting Aurora kinase inhibitor clinical development program

•                  Vertex’s collaborator, Merck, is evaluating the Aurora kinase inhibitors MK-0457 and VX-689 for the treatment of cancer.

•                  Continued Drug Discovery Progress

•                  Vertex has begun preclinical activities for a number of additional investigational compounds that have the potential to enter clinical development in 2008.

Full Year 2008 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

“In 2008, Vertex expects to direct its investment towards the priority of the telaprevir registration program and development of telaprevir in the treatment-failure population.   While investing in telaprevir, we are prudently managing the advancement of other earlier and mid-stage opportunities in the areas HCV, cystic fibrosis and immune-mediated diseases,” said Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “We enter 2008 with more than $460 million in cash, and are engaged in a process that may result in the monetization of our HIV royalty stream and provide a further capital contribution to the Company.  With additional cash inflow from our R&D collaborations, including milestones, we believe we are well-positioned to support the progression of our business.”

Loss:  Vertex anticipates a GAAP loss for 2008, including restructuring charges and stock-based compensation expense, in the range of $380 to $410 million.  Vertex expects that the 2008 non-GAAP net loss, excluding restructuring charges and stock-based compensation expense, will be in the range of $320 to $350 million.  The 2008 GAAP net loss includes an estimate of approximately $60 million in stock-based compensation expense and restructuring expense.

Revenues:  Vertex expects that full-year 2008 total revenue will be in the range of $200 to $220 million.

Research and Development Expense:  The Company expects that R&D expense will be in the range of $490 to $520 million for 2008, inclusive of approximately $45 million of stock-based compensation expense.

Sales, General and Administrative (SG&A) Expense:  Vertex expects SG&A expense to be in the range of $110 to $120 million in 2008, inclusive of approximately $10 million of stock-based compensation expense.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its fourth quarter and full-year 2007 and 2006 loss and guidance for its projected 2008 loss, excluding restructuring charges and stock-based compensation expense and, where applicable, loss on exchange of convertible subordinated notes and net gains related to an investment, which in each case results in a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.  A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding our expectations that (i) we will advance our lead HCV protease inhibitor telaprevir through a global registration program in treatment-naïve hepatitis C patients,  (ii) the first data from our clinical trials involving treatment-failure hepatitis C patients could guide our path forward in this important patient population, (iii) telaprevir represents a significant, first-to-market opportunity and the initial steps that we are making in 2008 will support future commercialization of this potential new treatment option for patients with genotype 1 HCV; (iv) bringing forward second- generation hepatitis C protease inhibitors into the clinic can strengthen our leadership in the future HCV treatment landscape, (v) the clinical trial design for Vertex’s Phase 3 clinical trial will be as described in this press release, (vi) with respect to the Phase 3 clinical trial, we will begin enrollment in March 2008, complete enrollment in the fourth quarter of 2008 and have SVR data in the first half of 2010, (vii) the additional well-controlled studies being conducted by Vertex and Tibotec have the potential to fulfill broader FDA registration requirements of at least one additional and well controlled study and are expected to fulfill registration requirements of 1,100 to 1,500 patients who are treated with at least 12 weeks of telaprevir, (viii) the clinical trial to evaluate the 48-week telaprevir-based treatment regimen will enroll approximately 400 patients, will confirm data from Phase 2 in which no risk/benefit advantage was observed for a 48-week telaprevir-based regimen over a 24-week telaprevir-based regimen in patients with rapid viral response and will have SVR data available in the first half of 2010, (ix) we will discuss the first interim data with regulatory authorities in the second quarter of 2008 the next steps in the telaprevir development program for treatment-failure HCV patients and the first interim clinical data from this trial will be available in the second quarter of 2008, (x) regarding the dates by which interim data from the ongoing Phase 2 clinical trials being conducted by Tibotec will be available,  (xi) we will advance VX-509 into clinical development in mid-2008 and VX-813 into clinical development in the second half of 2008, (xi) depending on results from the ongoing Phase 2a clinical trial we would advance VX-770 into a larger Phase 2b clinical trial, (xii) depending on results from an ongoing Phase 1a clinical trial, we would initiate a Phase 1b clinical trial of VX-809 in patients with CF in mid-2008, (xiii) additional investigational compounds have the potential to enter into clinical development in 2008, (xiv) we will invest resources to support the telaprevir registration program and the development of telaprevir in the treatment-failure population, while also advancing early and mid-stage pipeline opportunities in HCV, CF and immune-mediated diseases, (xv) the Company’s projected 2008 annual loss, revenues, R&D expense, and SG&A expense, will be within the ranges stated above in the Company’s financial guidance, and (xvi) the Company’s estimates of its stock-based compensation expenses will be as stated above, and (xvii) expectations that our ongoing processes may result in the monetization of our HIV royalty stream.  While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the outcomes for each of its planned clinical trials and studies, and in particular its planned clinical trials of telaprevir, may not be favorable, that regulatory authorities may require supplemental clinical trials in order to support registration of telaprevir in any particular indication, that there may be varying interpretations of data produced by one or more of our clinical trials, that enrollment may be more difficult or slower than we currently anticipate or that planned clinical trials may not start when planned due to regulatory issues, site startup delays, availability of clinical trial material or other reasons, that regulatory authorities will require more extensive data for a telaprevir NDA filing than currently expected, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to milestone payments under existing collaboration agreements or other payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining stock-based compensation expenses — will not be realized, or that Vertex will be unable to realize one or more of its financial objectives for 2008 due to unexpected and costly program delays or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely affect the commercial potential for the Company’s product candidates in HCV or other potential indications, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate revenue, that we will be unable to enter into new collaborative relationships on acceptable terms, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the Company’s website at www.vrtx.com. We disclaim any obligation to update the information contained in this press release as new data become available.

Vertex Pharmaceuticals Incorporated

2007 Fourth Quarter and Twelve Month Results
Consolidated Statements of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenues:
Royalties	$14,688	$12,122	$47,973	$41,208
Collaborative and other R&D revenues	36,304	82,132	151,039	175,148

Total revenues	50,992	94,254	199,012	216,356

Costs and expenses:
Royalty payments	3,672	3,177	13,904	12,170
Research and development (R&D)	115,340	109,146	513,054	371,713
Sales, general & administrative (SG&A)	23,452	15,838	84,727	57,860
Restructuring expense	276	1,026	7,119	3,651

Total costs and expenses	142,740	129,187	618,804	445,394

Loss from operations	(91,748)	(34,933)	(419,792)	(229,038)

Other income, net	5,997	8,319	28,513	15,069
Gain (loss) related to an investment	—	(730)	—	11,183
Loss on exchange of convertible subordinated notes	—	—	—	(5,151)
Loss before cumulative effect of a change in accounting principle	(85,751)	(27,344)	(391,279)	(207,937)

Cumulative effect of a change in accounting principle — SFAS 123(R)	—	—	—	1,046
Net loss	$(85,751)	$(27,344)	$(391,279)	$(206,891)

Basic and diluted loss per common share before cumulative effect of a change in accounting principle	$(0.66)	$(0.22)	$(3.03)	$(1.84)

Basic and diluted cumulative effect of a change in accounting principle per common share.	—	—	—	0.01

Basic and diluted net loss per common share	$(0.66)	$(0.22)	$(3.03)	$(1.83)

Basic and diluted weighted average number of common shares outstanding	130,741	123,942	128,986	113,221

Non-GAAP Loss and Loss per Common Share Reconciliation	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
GAAP Net Loss	$(85,751)	$(27,344)	$(391,279)	$(206,891)
Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 1):	10,269	8,287	48,833	32,002
Stock-based compensation expense included in SG&A (Note 1):	2,389	1,804	10,574	7,135

Total stock-based compensation expense	12,658	10,091	59,407	39,137

Gain (loss) related to an investment (Note 2)	—	730	—	(11,183)

Loss on exchange of convertible subordinated notes (Note 3)	—	—	—	5,151

Restructuring expense (Note 4)	276	1,026	7,119	3,651

Cumulative effect of a change in accounting principle (Note 5)	—	—	—	(1,046)

Non-GAAP Loss	$(72,817)	$(15,497)	$(324,753)	$(171,181)

Basic and diluted non-GAAP loss per common share	$(0.56)	$(0.13)	$(2.52)	$(1.51)

Note 1:  For the three and twelve months ended December 31, 2007, the Company incurred $12.7 million and $59.4 million, respectively, in stock-based compensation expense of which $10.3 million and $48.8 million, respectively, is included in research and development expenses and $2.4 million and $10.6 million, respectively, is included in sales, general and administrative expenses.  For the three and twelve months ended December 31, 2006, the Company incurred $10.1 million and $39.1 million, respectively, in stock-based compensation expense of which $8.3 million and $32.0 million, respectively, is included in research and development expenses and $1.8 million and $7.1 million, respectively, is included in sales, general and administrative expenses. Stock-based compensation expense includes costs associated with restricted stock, stock option awards, and employee stock purchase shares, which were recorded in connection with provisions of SFAS 123(R), “Share-Based Payment.”  SFAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method.  The Company adopted SFAS 123(R) on a modified prospective basis beginning January 1, 2006.

Note 2: Altus Pharmaceuticals, Inc. (“Altus”) completed an initial public offering in January 2006. As of the completion of the offering, Vertex owned 817,749 shares of common stock and warrants to purchase 1,962,494 shares of common stock (the “Altus Warrants”). In addition, the Company, as of the completion of the offering, held 450,000 shares of redeemable preferred stock, which are not convertible into common stock and which are redeemable for $10.00 per share plus annual dividends of $0.50 per share, which have been accruing since the redeemable preferred stock was issued in 1999, at Vertex’s option on or after December 31, 2010, or by Altus at any time. The Company was restricted from trading Altus securities for a period of six months following the initial public offering.

When the Altus securities trading restrictions expired, the Company sold the 817,749 shares of Altus common stock for $11.7 million, resulting in a realized gain of $7.7 million in the third quarter of 2006. Additionally when the restrictions expired, the Company began accounting for the Altus Warrants as derivative instruments under the Financial Accounting Standards Board Statement No. FAS 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). In accordance with FAS 133, in the third quarter of 2006, the Company recorded the Altus Warrants on its consolidated balance sheet at a fair market value of $19.1 million and recorded an unrealized gain on the fair market value of the Altus Warrants of $4.3 million. In the fourth quarter of 2006 the Company sold the Altus Warrants for $18.3 million, resulting in a realized loss of $0.7 million. As a result of the Company’s sales of Altus common stock and Altus Warrrants in 2006, the Company recorded a realized gain on a sale of investment of $11.2 million.

Note 3:  In the third quarter of 2006, the Company exchanged approximately 4.1 million shares of newly issued common stock for $58.3 million in aggregate principal amount of outstanding 5.75% Convertible Senior Subordinated Notes due 2011, plus accrued interest. As a result of the exchange, the Company incurred a non-cash charge of $5.2 million related to the incremental shares issued in the transaction over the number that would have been issued upon the conversion of the 2011 Notes under their original terms, at the original conversion price of $14.94 per share.

Note 4: For the three and twelve months ended December 31, 2007, the Company incurred restructuring expense charges of $0.3 million and $7.1 million, respectively. The three month charge is primarily a result of the imputed interest charge related to the restructuring liability. The twelve month charge is the result of incremental lease obligations related to the revision of certain key estimates and assumptions about building operating costs as well as the imputed interest charge related to the restructuring liability. For the three and twelve months ended December 31, 2006, the Company incurred restructuring expense charges of $1.0 million and $3.7 million, respectively.  These charges are primarily a result of the imputed interest charge related to the restructuring liability.

The expense and the related liability have been estimated in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” and are reviewed quarterly for changes in circumstances.

Note 5:  SFAS 123(R) requires companies to recognize expense only for shares the Company expects to vest, which results in the Company estimating forfeitures during the service period. During the twelve months ended December 31, 2006 the Company recorded a $1.0 million benefit for the cumulative effect of the change in recording forfeitures because actual forfeited restricted stock awards during the period were less than the number the Company had estimated.

Note 6: At December 31, 2006, the Company had $42.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due in September 2007. In the third quarter of 2007, the Company repaid the outstanding principal and accrued interest on the 2007 Notes.  As a result of the repayment, no 2007 Notes were outstanding as of December 31, 2007.

Note 7:  In the third quarter of 2006, the Company exchanged approximately 4.1 million shares of newly issued common stock for $58.3 million in aggregate principal amount of outstanding 5.75% Convertible Senior Subordinated Notes due 2011, plus accrued interest. As a result of the exchange, the Company incurred a non-cash charge of $5.2 million related to the incremental shares issued in the transaction over the number that would have been issued upon the conversion of the 2011 Notes under their original terms, at the original conversion price of $14.94 per share.

In the first quarter of 2007, the holders of all of the Company’s outstanding 5.75% Convertible Senior Subordinated Notes due 2011 converted their notes into shares of Vertex common stock. In accordance with the terms of the indentures governing the notes, the notes were converted into common stock at a conversion rate of $14.94 per share. As a result of these conversions, Vertex issued 4.0 million shares of common stock.

Note 8: In the third quarter of 2006, the Company completed a public offering of 10,000,000 shares of common stock, including the underwriters’ over-allotment of 900,000 shares, at a price of $33.00 per share. This transaction resulted in net proceeds of $313.7 million to the Company.

Vertex Pharmaceuticals Incorporated

2007 Fourth Quarter Results

Condensed Consolidated Balance Sheets Data

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and marketable securities	$467,796	$761,752
Other current assets	35,980	66,780
Property and equipment, net	66,509	61,535
Restricted cash	30,258	30,258
Other noncurrent assets	934	1,254
Total assets	$601,477	$921,579

Liabilities and Stockholders’ Equity
Other current liabilities	$148,148	$110,640
Accrued restructuring expense	35,292	33,073
Deferred revenues	126,745	150,184
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007) (Note 6)	—	42,102
Convertible notes (due 2011) (Note 7)	—	59,648
Stockholders’ equity	271,295	505,935
Total liabilities and stockholders’ equity	$601,477	$921,579
Common shares outstanding (Note 8)	132,876	126,121

Conference Call and Webcast: Full Year 2007 Financial Results:

Vertex Pharmaceuticals will host a conference call and webcast today, Monday, February 11, 2007 at 5:00 p.m. EDT to review financial results and recent developments.  This call and webcast will be broadcast via the Internet at www.vrtx.com.  Updates to Vertex’s new web site may require users to install or update their Flash player.  It is suggested that webcast participants go to the web site at least 10 minutes in advance of the call to ensure that they can access the slides.  The link to the webcast is available on the Events and Presentations button on the home page.

To listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website at www.vrtx.com.

The call will be available for replay via telephone commencing February 11, 2008 at 8:00 p.m. EDT running through 5:00 p.m. EDT on February 18, 2008.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 32159685.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on February 25, 2008.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Michael Partridge, Senior Director, Strategic Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755

Zachry Barber, Senior Media Relations Specialist, (617) 444-6470